Exhibit 99.1

NEWS RELEASE

Contact: April Harper Director, Marketing & Communications Phone (610) 251-1000 aharper@triumphgroup.com	Thomas A. Quigley, III VP, Investor Relations and Controller Phone (610) 251-1000 tquigley@triumphgroup.com

Triumph ANNOUNCES STREAMLINED ORGANIZATIONAL STRUCTURE

BERWYN, Pa. – March 31, 2022 – Triumph Group [NYSE:TGI] announced today a new streamlined organizational structure that will better reflect its “one company, many solutions” operating philosophy and enhance margins.

“Triumph has undergone a significant transformation to reshape our program and business portfolio, creating a high-performance company. As we become a pure-play provider of systems and aftermarket services, we are reorganizing around our core operating companies and removing a layer of overhead to better serve the needs of our broad customer base,” said Daniel J. Crowley, Chairman, President and CEO of Triumph Group, Inc. “We look forward to accelerating our growth and delivering enhanced margins as we realize our full potential.”

Effective April 1, 2022, with the start of its fiscal year 2023, Triumph will reorganize its Systems and Support Business Unit into the following four product and service operating companies with the leaders of each joining the Senior Leadership Team:

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Actuation Products & Services, led by Mike Boland
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Systems, Electronics & Controls, led by Justin Wolfanger
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Geared Solutions, led by Pete Gibson
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Product Support, led by Jim Berberet

Triumph’s Mechanical Solutions business will combine with Actuation Products & Services given their common customers and shared focus on mechanical controls. Triumph’s Interiors business will align under the Integrated Supply Chain and Operations organization led by Craig Cooper. Mr. Cooper is also responsible for closing the Stuart, Florida legacy structures divestiture transaction, which is on track to occur in the first quarter of fiscal year 2023.

Scott Ledbetter, previously President of Actuation Products & Services, will assume a new role as Vice President, Execution Assurance and become a member of the Senior Leadership Team. Mr. Ledbetter will partner with the operating companies to integrate Triumph’s continuous improvement, lean, and program management functions for the benefit of all customers.

In connection with these changes, Bill Kircher who served as Executive Vice President of Triumph Systems & Support, and Ian Reason who served as President of Mechanical Solutions, will leave Triumph to pursue other opportunities. In the interim, Mr. Kircher will serve as a strategic advisor to the CEO to help ensure a seamless transition.

“Today’s announcement demonstrates the deep bench of talent we have at Triumph. The addition of these Presidents to our Senior Leadership Team will foster direct collaboration between our business and functional leaders.” Mr. Crowley continued. “We are grateful for Bill’s and Ian’s dedicated leadership and many contributions to our customers, our employees and our company.”

Triumph plans to launch a new corporate identity that reflects its evolution to a unified, “one company, many solutions” operating philosophy early in fiscal year 2023. Triumph intends to report financial results based on its current segment structure with additional details on its end markets.

Bios for the Senior Leadership Team can be found on Triumph’s website.

Triumph Group, Inc., headquartered in Berwyn, Pennsylvania, designs, engineers, manufactures, repairs, and overhauls a broad portfolio of aerospace and defense systems, components, and interiors. The company serves the global aviation industry, including original equipment manufacturers and the full spectrum of military and commercial aircraft operators.

More information about Triumph can be found on the company’s website at www.triumphgroup.com.